EXHIBIT 99.12
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AT THE TRUST                AT THE FINANCIAL RELATIONS BOARD
Karen Dickelman             Tony Ebersole          Georganne Palffy
Investor Relations          General Information    Analyst Inquiries
312 683-3671                312 640-6727           312 640-6768
ir@banyanreit.com





FOR IMMEDIATE RELEASE
MONDAY,  JANUARY 10, 2000




         BANYAN STRATEGIC REALTY TRUST DECLARES FOURTH QUARTER
                        1999 CASH DISTRIBUTION



CHICAGO, JANUARY 10, 2000 - Banyan Strategic Realty Trust (Nasdaq:BSRTS) today declared a quarterly cash distribution of $0.12 per share for the fourth quarter ended December 31, 1999. The distribution is payable February 22, 2000 to shareholders of record as of January 21, 2000.

Banyan Strategic Realty Trust is an equity real estate investment trust
(REIT) with a portfolio that includes primarily flex/industrial and suburban office buildings. The properties are located in certain major metropolitan areas and smaller markets of the Midwest and Southeastern United States. The Trust's current portfolio includes 27 properties totaling 3.5 million rentable square feet.





           See Banyan's website at http//www.banyanreit.com.
   For further information regarding Banyan free of charge via fax, dial 1-800-PRO-INFO and enter "BSRTS."























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